On October 8, 2008, management of the Nicholas II, Inc., Nicholas Fund, Inc. and the Nicholas Equity Income Fund (collectively, the "Funds), informed Ernst & Young LLP of its dismissal as the independent registered public accounting firm for the Funds. The Board of Directors of the Funds approved the dismissal of Ernst & Young LLP and the appointment of Deloitte & Touche LLP as the Funds' registered public accounting firm on August 1, 2008.

The reports of Ernst & Young LLP on the financial statements of Nicholas II, Inc., Nicholas Fund, Inc., and Nicholas Equity Income Fund's for each of the last two fiscal years ended September 30, 2007, March 31, 2008, and March 31, 2008, respectively, contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During those two most recent fiscal years for each of the Funds, and through October 8, 2008, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Funds' financial statements.

Additionally, during the last two fiscal years and during the interim period through October 8, 2008, the Funds did not consult with Deloitte & Touche LLP on items which concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds' financial statements or concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

The Funds have requested that Ernst & Young LLP furnish the Funds with a letter addressed to the Securities and Exchange Commission stating whether they agree with the statements made by the Funds in response to Item 77K of Form N-SAR, and if not, stating the respects in which they do not agree.

The response of Ernst & Young LLP is filed as an exhibit to this Form N-SAR.